ADDENDUM TO ADVISORY AGREEMENT


                        .........................., 1996


U.S. Global Investors, Inc.
7900 Callaghan Road
San Antonio, Texas 78229

Gentlemen:

Pursuant to Section 1(b) of the Advisory Agreement dated September 21, 1994, between Accolade Funds (the "Trust") and U.S. Global Investors, Inc. (the "Advisor"), please be advised that the Trust has established one new series of its shares, namely the Regent Emerging Europe Opportunity Fund, and please be further advised that the Trust desires to retain the Advisor to render management and investment advisory services under the Advisory Agreement to this Fund at the fees stated below:

                     REGENT EMERGING EUROPE OPPORTUNITY FUND

    Monthly Average Net Assets                         1/12 of 1.25%

Please state below whether you are willing to render such services at the fees stated above.

                                             ACCOLADE FUNDS



Attest:_________________________             By:________________________
       Secretary                                Executive Vice President


Date:___________________________

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We are willing to render  management  and  investment  advisory  services to the
Regent Emerging Europe Opportunity Fund at the fee stated above.

                                             U.S. GLOBAL INVESTORS, INC.




Attest:________________________              By:_______________________________
       Secretary                                President

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